Exhibit 23.2

Audit • Tax • Consulting • Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement on Form F-1 Amendment No. 3 of AGM Group Holdings Inc. of our report dated November 13, 2023, relating to the consolidated financial statements of AGM Group Holdings Inc. (the “Company”), which was included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2022. We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ KCCW Accountancy Corp.
Diamond Bar, California
January 24, 2025